Exhibit 12
STATEMENT REGARDING COMPUTATION OF RATIOS

			Year Ended December 31,
		31-March-2010	2009	2008	2007	2006	2005
		(in thousands of euros, except ratios)
	EU-IFRS(1)
	Earnings
1	Income before taxes, minority interest and extraordinary items	1,862,484	5,735,579	6,926,125	8,494,568	7,030,336	5,591,753
2	Add: Interest expenses and preferred dividend	1,148,223	5,531,593	8,482,556	8,048,747	5,522,499	4,413,641

3	Earnings excluding Interest on deposits	3,010,707	11,267,172	15,408,681	16,543,315	12,522,835	10,055,394
4	Add: Interest on deposits	713,457	4,572,194	8,825,163	7,760,789	5,548,207	4,387,394

5	Earnings including Interest on deposits	3,724,164	15,839,366	24,233,844	24,304,104	18,101,042	14,392,788

	Fixed Charges
6	Fixed Charges excluding Interest on deposits (Line 2)	1,148,223	5,531,593	8,482,556	8,048,747	5,522,499	4,413,641
7	Add: Interest on deposits (Line 4)	713,457	4,572,194	8,825,163	7,760,789	5,548,207	4,387,394

8	Fixed Charges including Interest on deposits	1,861,680	10,103,787	17,307,719	15,809,536	11,070,706	8,801,035

	Consolidated Ratios of Earnings to Fixed Charges
	Including Interests on deposits (Line 5 / Line 8)	2.00	1.57	1.40	1.54	1.64	1.64
	Excluding Interest on deposits (Line 3 / Line 6)	2.62	2.04	1.82	2.06	2.27	2.27

(1)	EU-IFRS required to be applied under the Bank of Spain’s Circular 4/2004.